[SOBIESKI BANCORP LETTERHEAD]

PUBLIC ANNOUNCEMENT

October 21, 2002

FOR IMMEDIATE RELEASE

Contact:	Thomas F. Gruber President and CEO Phone: (574) 271-8300	or	Arthur Skale Chief Financial Officer

Sobieski Bancorp announces quarterly results

              SOUTH BEND, IND. - Sobieski Bancorp, Inc., parent company of Sobieski Bank (Nasdaq-SMC: SOBI), reported net income of $127,900, or $.20 per diluted share, for the quarter ended September 30, 2002.

              This compares with net income of $177,500, or $.28 per diluted share for the quarter ended September 30, 2001.

              The Company also announced that a moratorium on granting new commercial loans has been instituted at the bank as a result of a directive from the Office of Thrift Supervision, its primary regulator.

              Effective immediately, the Bank may not grant new commercial loans until further notice from the OTS. The Bank will continue to fund legally binding commercial loan commitments and renew existing commercial loans. These commitments and renewals will be subject to required documentation under the Bank's loan policies and procedures and compliance with loan agreement provisions and approved loan limits.

              As previously reported by the Company in May 2002, the Company identified certain loans that were fraudulently or otherwise improperly made by a former loan officer of the Bank. The OTS directive follows the agency's examination findings to date with respect to documentation issues associated with loans made by the former loan officer and other loans. As previously announced by the Company, the former loan officer pleaded guilty in August 2002 to charges of federal bank fraud stemming from his involvement in the unauthorized loans matter.

              Thomas F. Gruber, president and CEO, said net income for the quarter ended September 30, 2002 was negatively affected by increased non-interest expense of $139,400 over the same quarter ended September 30, 2001, primarily due to additional legal and consulting costs of approximately $86,000 related to unauthorized and fraudulent loan activity issues.

              Net interest income for the quarter ended September 30, 2002 was $831,800 compared to $845,400 for the same quarter the previous fiscal year.

Sobieski Quarterly Announcement

              Non-interest income was $192,300 for the quarter ended September 30, 2002, compared with $226,600 for the same period the previous fiscal year. Non-interest income included gains on the sale of loans of $127,300 during the quarter ended September 30, 2002, compared with $60,100 in loan sales gains during the first quarter of the previous fiscal year; offset by a life insurance benefit of $99,200 realized during the quarter ended September 30, 2001.

              Gruber said Sobieski officials continue to pursue all available avenues for collection of the unauthorized loans. To date the Company has obtained and repossessed approximately 51% of the collateral value securing the unauthorized and fraudulent loans and is repositioning those assets for sale. Gruber added that the company expects receipt of up to $1.5 million from bond claims stemming from the fraudulent loan activity.

              Sobieski had $142.9 million in assets and stockholders equity of $9.7 million at September 30, 2002, compared with $131.8 million in assets and stockholders equity of $13.3 million at the same period on September 30, 2001. The Company is headquartered at 2930 W. Cleveland Road, South Bend, Indiana 46628. Its stock is traded on the NASDAQ Small Cap Market under the symbol "SOBI".

              When used in this press release and in the Company's filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe", "will likely result", "expects," "are expected to", "will continue", "is anticipated", "estimate", "project", "plans", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to the Company's future financial performance, strategic plans or objectives or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

              Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs; (2) changes in management's estimate of the adequacy of the allowance for loan losses; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and the Company's net interest margin; (5) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (6) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (7) the Company's ability to access cost-effective funding; (8) changes in financial markets and general economic conditions; (9) new legislation or regulatory changes; and (10) changes in accounting principles, policies or guidelines.

              The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.